Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2017 RESULTS

Third Quarter 2017 Highlights

•	Total revenues of $228.7 million, an increase of 15.3% year over year

•	LTM attrition of 11.3%, 160 bps year-over-year improvement

Provo, UT – November 14, 2017 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the three months ended September 30, 2017.

“This has been a year of significant change in our sales and go-to-market activities,” said Todd Pedersen, CEO of APX Group, Inc. “Our work to create a retail channel, specifically the Best Buy partnership, will yield significant scale to our business. The aggressive ramp of approximately 325 Best Buy store openings during Q3 2017, along with corresponding hiring and training activities, required significant resources and management bandwidth. We are working closely with Best Buy corporate and store management to integrate our activities and prepare for the holiday selling season with a commensurate improvement in sales productivity. With the introduction of the Vivint Flex Pay program, our sales professionals have a new set of product offerings and underwriting procedures. We expected sales productivity to dip during the Vivint Flex Pay transition, and we believe we’re approaching the point where we have recovered to our pre-Vivint Flex Pay momentum. These changes put the Company in a better position to take advantage of the market opportunities in front of us. We’ll spend the remainder of 2017 fine-tuning both our sales and operational functions to prepare for a successful 2018.”

Revenue and Subscriber Data

APX Group reported total revenues of $228.7 million for the three month period ended September 30, 2017, an increase of $30.3 million or 15.3%, as compared to the same period in 2016. Approximately $20.9 million of the increase in total revenues was driven by an increase in Total Subscribers of 11.2% and $10.4 million of the increase in total revenues was from the recognition of imputed interest and deferred revenue from the sale of products and installation associated with the Company’s transition to the Vivint Flex Pay model. The increase in total revenues was partially offset by $0.8 million due to lower Average Monthly Service Revenue per User, also attributable to the Vivint Flex Pay program, and a decrease in revenues of $0.4 million associated with the Wireless internet business. Total Revenues for the third quarter of 2017 were positively impacted by $0.7 million from foreign exchange translation as compared to the same period in 2016.

Total revenues for the nine-month period ended September 30, 2017, increased 16.8% to $646.1 million as compared to $553.4 million for the same period in 2016.

The Company added 89,019 net new smart home subscribers during the third quarter of 2017. Vivint’s inside sales channel originated 31,059 net new smart home subscribers in the three months ended September 30, 2017, while the DTH channel added 57,960 net new smart home subscribers during the quarter. During the third quarter of 2017, Vivint received an average of $997 of upfront proceeds per net new smart home subscriber at the point of installation, an increase of $887 per net new smart home subscriber, as compared to the same period in 2016, which can be attributed to Vivint Flex Pay. As a result of the increase in the amount collected at the point of installation, the Company’s LTM net subscriber acquisition costs per net new smart home subscriber decreased by $451 versus the same period LTM in 2016. Average Monthly Revenue per New User, which includes the recognition of imputed interest and deferred revenue related to the consumer purchasing of products was $67.42 for the three months ended September 30, 2017, as compared to $68.85 for the same period in 2016.

Summary of Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Total Revenues	$198.3	$204.5	$205.4	$212.1	$228.7
Net Loss	$(70.0)	$(71.2)	$(82.6)	$(84.2)	$(107.9)
Adjusted EBITDA(a)	$118.0	$118.3	$115.4	$120.5	$128.5
Adj EBITDA Margin	59.5%	57.8%	56.2%	56.8%	56.2%
Total Monthly Service Revenue(1)	$65.3	$65.6	$66.0	$68.5	$71.2
Net New Smart Home Subscribers	94,272	39,805	39,292	92,837	89,019
Average Monthly Revenue per New User(1)	$68.85	$66.33	$68.90	$67.51	$67.42
Total Subscribers(1)	1,142,571	1,146,746	1,151,453	1,215,056	1,270,478
Average Monthly Service Revenue per User(1)	$57.16	$57.23	$57.31	$56.40	$56.07
Subscriber Account Attrition(2)	12.9%	12.6%	12.0%	11.5%	11.3%

(1)	Data excludes wireless Internet business and pilot programs and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business and pilot programs

“Summarizing third quarter 2017 performance, I would call out our strong revenue growth of 15%, attrition improving to 11.3% for the LTM and total subscribers increased to 1.27 million,” said Mark Davies, chief financial officer of APX Group, Inc. “Significantly, we are seeing the cash flow benefits from our Vivint Flex Pay program as we generated $88 million in proceeds at point of sale through paid in full and third-party financing during the quarter. As result of this Vivint Flex Pay impact, our LTM net creation cost was reduced by 22%, or $451 per new subscriber. The third quarter was the first full quarter for the Vivint Flex Pay program and we expect the net subscriber acquisition cost improvements to continue, until we have a full year to measure the LTM impact. As planned, adjusted EBITDA did not grow as rapidly as revenue in the third quarter 2017. Start-up costs associated with the Best Buy roll-out, as well as targeted investments in customer service delivery, quality, reliability, and platform technology, have had an impact on currents results, but which we believe will yield return in the coming quarters.”

[a]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Costs and Expenses

Operating expenses in the third quarter of 2017 increased by 17.7% to $81.1 million as compared to $68.9 million in the third quarter of 2016. The $12.2 million increase was primarily related to $6.9 million in personnel and support costs driven by an 11.2% increase in the Total Subscribers and $3.3 million for the expansion of our sales channels, related to the startup of our large-format retail program (Best Buy). Net service cost per user was $15.04 as compared to $14.59 in the third quarter 2016 as we made focused investments to improve customer service.

Selling expenses, net of capitalized subscriber acquisition costs, for the third quarter of 2017 were $53.8 million, compared to $32.6 million for the same period in 2016. The 65.0% year-over-year increase in selling expenses is primarily attributable to $2.2 million in marketing costs, primarily lead generation costs to support the growth in origination from Inside Sales, $14.6 million to support the Company’s sales channel expansion, mostly related to Best Buy, and $2.0 million in personnel and related cost to support growth within our core business.

General and administrative (“G&A”) expenses, net of allocations, for the third quarter of 2017 were $49.4 million as compared to $35.3 million for the same period in 2016. The year-over-year increase of $14.1 million was primarily due to an additional $6.9 million to support expansion of the Company’s large-format retail program, $4.3 million in personnel and related costs, and $1.5 million contracted services, primarily related to legal and professional services.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the third quarter of 2017 grew by 8.9% to $128.5 million on a net loss of $107.9 million, compared to adjusted EBITDA of $118.0 million on a net loss of $70.0 million for the same period in 2016.

Adjusted EBITDA for the nine-month period ended September 30, 2017 was $364.5 million on a net loss of $274.8 million as compared to $325.8 million on a net loss of $204.8 million for the same period in 2016.

Liquidity

On August 10, 2017, we entered into a Third Amended and Restated Credit Agreement among APX Group, Inc., the Company, the other guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, L/C issuer and swing line lender (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement amended and restated our existing credit agreement to provide for, among other things, (1) an increase in the aggregate commitments previously available to us from $289.4 million to $324.3 million and (2) the extension of the maturity date with respect to certain of the previously available commitments.

As of September 30, 2017, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $431 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x at September 30, 2017.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, November 14, 2017. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (866) 393-4306 for domestic participants or (734) 385-2616 for international participants with the conference code of 5389009.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home services in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers, J.D. Power ranked Vivint Smart Home “Highest in Customer Satisfaction for Home Security System”. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and our partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Best Buy Smart Home powered by Vivint program.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total subscribers - the aggregate number of our smart home and security subscribers under contract as of the end of a given period.

Total monthly service revenue (“MSR”) - the aggregate, contracted recurring monthly Service billings to our smart home and security subscribers, based on the number of Total Subscribers as of the end of a given period. This metric reflects billings on our Services and excludes monthly billings for the purchases of our Products.

Average monthly service revenue per user (“AMSRU”) - MSR divided by the number of Total Subscribers as of the end of a given period.

Attrition rate - the aggregate number of canceled smart home and security subscribers during the prior twelve-month period divided by the monthly weighted average number of Total Subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly Service Billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Net service cost per user - average monthly service costs for the period, including monitoring, customer service, field service and other service support costs, less total non-recurring Product and Service billings for the period divided by average monthly Total Subscribers for the same period.

New subscribers - the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Average monthly service revenue per new user (“AMSRNU”) - the AMSRU for New Subscribers divided by New Subscribers during a given period.

Average monthly revenue per new user (“AMRNU”) - AMSRNU plus the average monthly recognized deferred and interest revenue associated with Product sales to New Subscribers during a given period.

Net subscriber acquisition cost per new user - the total capitalized and expensed costs to acquire New Subscribers for a given period, divided by New Subscribers added for the period. These costs include commissions, equipment, installation, marketing and other sales support costs, less upfront proceeds received at contract origination from Product sales, activation and installation fees.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Recurring and other revenue	$219,111	$189,032	$618,752	$528,950
Service and other sales revenue	6,764	6,005	18,513	16,842
Activation fees	2,783	3,298	8,872	7,603

Total revenues	228,658	198,335	646,137	553,395
Costs and expenses:
Operating expenses	81,108	68,872	229,776	195,806
Selling expenses	53,821	32,633	134,894	98,856
General and administrative expenses	49,416	35,284	127,179	101,834
Depreciation and amortization	84,460	76,837	241,425	209,418
Restructuring and asset impairment recoveries	—	2,445	—	1,765

Total costs and expenses	268,805	216,071	733,274	607,679

Loss from operations	(40,147)	(17,736)	(87,137)	(54,284)
Other expenses (income):
Interest expense	58,005	51,962	166,644	144,827
Interest income	—	(130)	(104)	(153)
Other loss, net	8,611	551	18,808	5,304

Total other expenses	66,616	52,383	185,348	149,978
Loss before income taxes	(106,763)	(70,119)	(272,485)	(204,262)
Income tax expense (benefit)	1,157	(145)	2,308	527

Net loss	$(107,920)	$(69,974)	$(274,793)	$(204,789)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$115,567	$43,520
Accounts and notes receivable, net	34,414	12,891
Inventories	99,185	38,452
Prepaid expenses and other current assets	19,969	10,158

Total current assets	269,135	105,021
Property, plant and equipment, net	72,920	63,626
Subscriber acquisition costs, net	1,275,364	1,052,434
Deferred financing costs, net	3,373	4,420
Intangible assets, net	402,961	475,392
Goodwill	837,210	835,233
Long-term investments and other assets, net	83,057	11,536

Total assets	$2,944,020	$2,547,662

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$81,348	$49,119
Accrued payroll and commissions	103,456	46,288
Accrued expenses and other current liabilities	108,558	34,265
Deferred revenue	83,288	45,722
Current portion of capital lease obligations	10,063	9,797

Total current liabilities	386,713	185,191
Notes payable, net	2,759,200	2,486,700
Capital lease obligations, net of current portion	8,220	7,935
Deferred revenue, net of current portion	227,442	58,734
Other long-term obligations	70,501	47,080
Deferred income tax liabilities	7,761	7,204
Total liabilities	3,459,837	2,792,844
Total stockholders’ deficit	(515,817)	(245,182)

Total liabilities and stockholders’ deficit	$2,944,020	$2,547,662

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash used in operating activities	$(16,007)	$(53,216)	$(149,268)	$(224,789)
Net cash used in investing activities	(3,778)	(4,976)	(15,780)	(9,873)
Net cash provided by financing activities	133,800	129,266	237,023	425,024
Effect of exchange rate changes on cash	82	(41)	72	(482)

Net increase in cash and cash equivalents	$114,097	$71,033	72,047	189,880
Cash and cash equivalents:
Beginning of period	1,470	121,406	43,520	2,559

End of period	$115,567	$192,439	$115,567	$192,439

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain covenants in the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

			Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	Nine Months Ended September 30,
	2016	2016	2017	2017	2017	2017	2016	2015
Net loss	$(70.0)	$(71.2)	$(82.6)	$(84.2)	$(107.9)	$(274.8)	$(204.8)	$(216.7)
Interest expense, net	51.8	52.9	53.6	54.9	58.0	166.5	144.7	116.9
Other expense (income), net	0.6	2.0	12.0	(1.9)	8.6	18.7	5.3	6.7
Income tax expense (income), net	(0.1)	(0.5)	0.4	0.7	1.1	2.3	0.5	0.3
Restructuring and asset impairment (i)	2.4	(0.8)	—	—	—	—	1.8	57.5
Depreciation and amortization (ii)	33.5	33.5	30.0	30.6	30.9	91.5	100.1	114.5
Amortization of capitalized subscriber acquisition costs	43.3	45.6	46.9	49.5	53.6	150.0	109.3	67.0
Non-capitalized subscriber acquisition costs (iii)	45.2	43.3	43.3	59.8	69.5	172.6	132.7	123.1
Non-cash compensation (iv)	0.5	0.5	0.4	0.4	0.3	1.1	3.5	2.0
Other Adjustments (v)	10.8	13.0	11.4	10.7	14.4	36.5	32.7	14.3

Adjusted EBITDA	$118.0	$118.3	$115.4	$120.5	$128.5	$364.5	$325.8	$285.6

i.	Reflects costs associated with the restructuring and asset impairment charges related to the transition of our Wireless Internet business sale in 2016 of our New Zealand and Puerto Rico Subscriber Contracts
ii.	Excludes loan amortization costs that are included in interest expense.
iii.	Reflects subscriber acquisition cost that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscribers contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
iv.	Reflects non-cash compensation costs related to employee and director stock and stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
v.	Other adjustments including items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other similar adjustments.